Exhibit 99.1

ProSight Nominates Anne Waleski, Former Markel CFO, to Board of Directors

MORRISTOWN, N.J., May 7, 2020 – ProSight Global, Inc. (NYSE: PROS) announced today that Anne Waleski has been nominated to be elected as the company’s newest member of the Board of Directors, increasing the company’s number of independent directors to 10.

Ms. Waleski retired from Markel Corporation (NYSE: MKL) in 2019 after more than 25 years serving in a variety of financial roles. She served as CFO from 2010-2018. During her career, Markel successfully transformed from a national insurer to a Fortune 500 Company known for underwriting excellence and thoughtful capital allocation.

“I am excited to welcome Anne to our board. Her track record of excellence and deep industry knowledge built up over her 20-plus year career at Markel through multiple economic and underwriting cycles will be a great resource to our company,” said Larry Hannon, CEO and President of ProSight.”

Ms. Waleski’s appointment to the Board will be voted upon at the company’s annual meeting of stockholders on June 17th.

A Virginia native, Ms. Waleski earned her undergraduate degree at the College of William and Mary and her MBA at the University of Richmond. She currently serves on the board for Tredegar Corporation (NYSE: TG) and plays a leadership role in her local community with organizations including the READ Center, SportsBackers, and Virginia Institute for Marine Science.

For more information about ProSight’s May 12th 1Q Investor call click here.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance. ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners. Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. ProSight’s shares trade on the New York Stock Exchange (“NYSE”) under the ticker symbol PROS. To learn more about ProSight visit www.prosightspecialty.com.

Additional Information

ProSight Global, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2020 Annual Meeting (the “2020 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2020 Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the SEC on March 10, 2020 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders are urged to read the proxy statement and the accompanying solicitation materials when they become available because these documents will contain important information.

Stockholders will be able to obtain, free of charge, copies of the 2020 Proxy Statement (when filed), Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2020 Annual Meeting at the SEC’s website www.sec.gov or by visiting ProSight’s Investor Relations website at investors.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning. ProSight’s management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the impact of COVID-19 and its effects on our business operations. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release. For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Media Relations:	Investor Relations:
Joe Hathaway	Dean Evans
JHathaway@prosightspecialty.com	DEvans@prosightspecialty.com
973.532.1706	973.532.1440

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